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Exhibit 10.4

CHANGE OF CONTROL AGREEMENT

        AGREEMENT by and between AXCELIS TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and                        (the "Executive"), dated as of the         day of                        , 2007.

        The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.    Certain Definitions.

        1.1.  The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 1.2) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

        1.2.  The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

        2.    Change of Control.    For the purpose of this Agreement, a "Change of Control" shall mean:

        2.1.  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection 2.1, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

        2.2.  Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

        2.3.  Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

        2.4.  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred as a result of any transaction or series of transactions (i) which the Executive, or any entity in which the Executive is a partner, officer or more than 50% owner initiates, if immediately following the transaction or series of transactions that would otherwise constitute a Change in Control, the Executive, either alone or together with other individuals who are executive officers of the Company immediately prior thereto, beneficially owns, directly or indirectly, more than 10% of the then outstanding shares of common stock of the Company or the corporation resulting from the transaction or series of transactions, as applicable, or of the combined voting power of the then outstanding Voting Securities of the Company or such resulting corporation; or (ii) an offering of Company Voting Securities to the public directly by the Company, or any subsidiary or affiliate.

        3.    Non-Compete and Non-Solicitation.    The Executive hereby agrees with the Company that for a period of 12 months following any termination of employment of the Executive, for any reason, and whether occurring before or after the Effective Date:

        3.1.    Non-Compete.    The Executive shall not, without the prior written consent of the Chief Executive Officer of the Company, directly or indirectly, engage in, be employed by, act as a consultant or advisor to, be a director, officer, owner or partner of, or acquire an interest in, any business competing with any of the businesses conducted by the Company or any of its subsidiaries or affiliates, nor directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder, lender, joint venturer, officer, employee, partner or consultant, or otherwise engage, invest or participate in any business that is competitive with any of the businesses conducted by the Company or by any subsidiary or affiliate of the Company; provided, however, that nothing contained in this Section 3 shall prevent the Executive from investing or trading in publicly traded stocks, bonds, commodities or securities or in real estate or other forms of investment for Executive's own account and benefit (directly or indirectly);

        3.2.    Non-Solicitation of Employees.    The Executive shall not actively solicit any employee of the Company or any of its subsidiaries or affiliates to leave the employment thereof; and the Executive shall not enter onto Company property without prior written consent from the Chief Executive Officer of the Company or other executive officer of the Company; and

        3.3.    Non-Solicitation of Customers.    The Executive shall not induce or attempt to induce any customer, supplier, licensor, licensee or other individual, corporation or business organization having a business relationship with the Company or its subsidiaries or affiliates to cease doing business with the Company or its subsidiaries or affiliates or in any way interfere with the relationship between any such customer, supplier, licensor, licensee or other individual, corporation or business organization and the Company or its subsidiaries or affiliates. Solicitation of customers for the purposes of this obligation refers to existing and/or contemplated products as of the time of Executive's termination of employment.

        3.4.    Extension of Time.    The applicable time periods set forth in this Section 3 shall be extended by the time of any (1) breach by the Executive of any terms of this Agreement, or (2) litigation involving the Executive and the Company in respect of any of the provisions of this Agreement (whether by the Executive seeking relief from the terms hereof or by the Company seeking to enforce the terms hereof or otherwise).

        4.    Employment Period.    The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, as such may be supplemented or modified by an employment agreement, if any, between the Company and the Executive, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

        5.    Terms of Employment.

        5.1.    Position and Duties.

        (a)   During the Employment Period, (i) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Effective Date and (ii) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

        (b)   During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) fulfill speaking engagements and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

        5.2.    Compensation.

          (a)    Base Salary.    During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be increased no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date, and thereafter at least annually, in each case by a percentage not less than the average annual percentage merit increase in the Executive's base salary during the five (5) full calendar years immediately preceding the Effective Date. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

          (b)    Annual Bonus.    In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash in an amount (the "Annual Bonus Amount") at least equal to the Executive's Annual Bonus opportunity for the most recent year for which an annual Bonus opportunity was established before the Effective Date under the Company's then annual incentive plan or program, adjusted by the average of the Executive's individual performance rating for each of the three most recent years ended before the Effective Date, but eliminating any corporate performance measure. Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

          (c)    Incentive, Savings and Retirement Plans.    During the Employment Period, the Executive shall be entitled to participate in all incentive, employee stock purchase, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

          (d)    Welfare Benefit Plans.    During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

          (e)    Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

          (f)    Fringe Benefits.    During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

          (g)    Office and Support Staff.    During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

          (h)    Vacation.    During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

        6.    Termination of Employment.

        6.1.    Death or Disability.    The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 14.2 of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

        6.2.    Cause.    The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

        (a)   the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

        (b)   the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (a) or (b) above, and specifying the particulars thereof in detail.

        6.3.    Good Reason.    The Executive's employment may be terminated by the Executive for Good Reason during the Employment Period. For purposes of this Agreement, "Good Reason" shall mean, subject to the notice and cure requirements below, a voluntary termination by the Executive within one year following the initial existence of one or more of the following conditions occurring during the Employment Period, without the consent of the Executive:

        (a)   Material diminution of Annual Base Salary;

        (b)   Material diminution of the Executive's authority, duties or responsibilities from those applicable to the Executive immediately prior to the Effective Date;

        (c)   Material change in the geographic location in which the Executive provides services from the location where the Executive was principally employed immediately prior to the Effective Date; and

        (d)   Any other action or inaction by the Company that constitutes a material breach of the terms of this Agreement.

The Executive must provide notice to the Company of the existence of the Good Reason condition not later than 90 days of its initial existence. The Company shall have a period of 60 days to cure the condition giving rise to such notice. In the event the Company cures or corrects the specific Good Reason condition within the time period specified above and the Executive is satisfied that the Company has cured the specific condition set forth in the Notice of Termination, Good Reason termination shall not be deemed to exist with respect to the specific condition set forth in the Notice of Termination.

        6.4.    Notice of Termination.    Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14.2 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

        6.5.    Date of Termination.    "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

        7.    Obligations of the Company upon Termination.

        7.1.    Good Reason; Other Than for Cause, Death or Disability.    If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

        (a)   the Company shall pay to the Executive the aggregate of the following amounts:

            (i)  in a lump sum in cash within 30 days after the Date of Termination the sum of (1) the Executive's Annual Base Salary through the Date of Termination, to the extent not theretofore paid to the Executive, (2) the amount, if any, which has been earned by the Executive with respect to any completed Incentive Year under the Company's Incentive Compensation Plan or any successor thereto, and any completed Award Period under the Company's Axcelis Team Incentive Plan or any successor thereto, in each case to the extent not theretofore paid to the Executive, and (3) with respect to each Award Period under the Company's Axcelis Team Incentive Plan or any successor thereto which begins before and ends after the Date of Termination, an amount equal to (x) 100% of the Executive's Individual Incentive Target (as defined in such plan) for such Award Period times (y) a fraction, the numerator of which is the number of days in such Award Period before the Date of Termination, and the denominator of which is the total number of days in such

  Award Period (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

           (ii)  in a lump sum in cash within 30 days after the Date of Termination, the product of (1) the Multiple (as defined below) and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Annual Bonus Amount (hereinafter referred to as the "Severance Obligations");

        (b)   for a number of years after the Executive's Date of Termination equal to the lesser of two and the Multiple, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5.2(d) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that (1) if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed for a number of years after the Date of Termination equal to the lesser of two and the Multiple and to have retired on the last day of such period; (2) the Company shall not be obligated to continue benefits under this Section 7.1(b) to the extent such benefits cannot be continued in accordance with the plan or policy under which such benefits are being provided to employees generally at the Date of Termination; (3) to the extent any benefits continued under this Section 7.1(b) are taxable to the Executive, any reimbursement made by the Company to or on behalf of the Executive (including the payment of any portion of the cost or premium for such benefit) shall be made on a monthly basis; and (4) in any event, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Executive may continue Executive's then current medical and/or dental coverage and Executive's dependents' then current medical and/or dental coverage for up to eighteen (18) months from the Date of Termination upon payment of monthly premiums and administrative fees;

        (c)   to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, excluding any amounts or benefits which are subject to the discretion of the Board of Directors, such as future equity grants (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

        (d)   all stock options, restricted stock, restricted stock units and other stock interests or stock-based rights awarded to the Executive by the Company on or before the Date of Termination shall become fully vested as of the Date of Termination, subject to their early termination or expiration (if applicable) in accordance with the terms of each such stock option or other award.

The "Multiple" means the lesser of (i) three and (ii) the number of years and portions thereof (expressed as a decimal fraction) from the Date of Termination until the Executive's 65th birthday.

        7.2.    Death.    If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this

Section 7.2 shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

        7.3.    Disability.    If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7.3 shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

        7.4.    Cause; Other than for Good Reason.    If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Annual Base Salary through the Date of Termination and (y) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

        8.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to the last sentence of this Section 8 and to Section 14.6, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Without limiting the generality of the foregoing, the Company and the Executive may, but shall not be required to, enter into an employment agreement setting forth certain terms and conditions of the Executive's employment and, if an employment agreement is in effect, the terms and conditions of this Agreement shall be and remain in full force and effect and the terms and conditions of that employment agreement shall be deemed to supplement but not supersede the terms and conditions of this Agreement; provided, however, the Executive shall be entitled to receive the greater of the amounts and benefits due under this Agreement or such employment agreement but not the aggregate of the amounts and benefits under both such agreements. If amounts and benefits are due under this Agreement and under an employment agreement, the amounts due under this Agreement shall be paid and the Company will be obligated under the employment agreement only to the extent the amounts and benefits under the employment agreement exceed the amounts actually paid under this Agreement. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive becomes entitled to receive severance benefits under Section 7.1 hereof, such severance benefits shall be in lieu of any benefits under any severance or separation plan, program or policy of the Company or any of its affiliated companies to which the Executive would otherwise have been entitled.

        9.    Full Settlement; Legal Fees.    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 7.1(b), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

        10.    Certain Additional Payments by the Company.

        10.1. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        10.2. Subject to the provisions of Section 10.3, all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and to the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination, but not later than the end of the year following the year in which the Executive remits the Excise Tax for which such Gross-Up Payment is due. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but not later than the end of the year following the year in which the Executive remits the Excise Tax for which such Underpayment is due.

        10.3. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (a)   give the Company any information reasonably requested by the Company relating to such claim,

          (b)   take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (c)   cooperate with the Company in good faith in order effectively to contest such claim, and

          (d)   permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        10.4. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 10.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        11.    Confidential Information.    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

        12.    Successors.

        12.1. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        12.2. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

        12.3. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        13.    Trust Deposit.

        13.1. Upon the occurrence of a Proposed Change of Control (as defined below) during the Change of Control Period, the Company shall deposit in trust or escrow with a third party cash in an amount sufficient to provide all of the benefits and other payments to which the Executive would be entitled hereunder if a Change of Control occurred on the date of the Proposed Change of Control and the Executive's employment were terminated by the Executive for Good Reason immediately thereafter. Upon such deposit, references hereunder to any payment by the Company shall be deemed to refer to a payment from such trust or escrow; provided, however, that nothing contained herein shall relieve the Company of its obligation to make the payments required of it hereunder in the event any such payment is not made from the trust or escrow.

        13.2. "Proposed Change of Control" means:

          (a)   the commencement of a tender or exchange offer by any third person (other than a tender or exchange offer which, if consummated, would not result in a Change of Control) for 25% or more of the Outstanding Company Common Stock or combined voting power of the Outstanding Company Voting Securities;

          (b)   the execution of an agreement by the Company, the consummation of which would result in the occurrence of a Change of Control;

          (c)   the public announcement by any person (including the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change of Control other than through a contested election for directors of the Company; or

          (d)   the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, of a resolution to the effect that, for purposes of this Agreement, a Proposed Change of Control has occurred.

        14.    Miscellaneous.

        14.1. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        14.2. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

108 Cherry Hill Drive Beverly, MA 01915
If to the Company:
Axcelis Technologies, Inc. 108 Cherry Hill Drive Beverly, MA 01915 Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        14.3. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        14.4. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        14.5. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 6.3 (a) -(e) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        14.6. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:
[Name]

AXCELIS TECHNOLOGIES, INC.
By:
Title:

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  Exhibit 10.4
CHANGE OF CONTROL AGREEMENT